EXHIBIT 10.1
[Letterhead of Emdeon Corporation]
October 25, 2005
Revised November 9, 2005
Mr. Kirk Layman
[Address]
Dear Kirk:
     This letter agreement (“Agreement”) confirms our mutual understanding with respect to your separation from the employ of Emdeon Corporation (formerly WebMD Corporation) (the “Company”).
     1. Separation Date.
     (a) The effective date of your separation from the employ of the Company will occur on November 30, 2005 (the “Separation Date”). You will continue to receive your current base salary and benefits during the period through and including the Separation Date and you will be paid for any accrued, but not taken, vacation days in accordance with the Company’s prevailing payroll practices. Information regarding your ability to continue your health insurance coverage under the Company’s group health plan pursuant to the federal “COBRA” law and the Company’s 401(k) plan and Performance Incentive Plan (PIP) will be sent to you separately by the applicable plan administrators.
     (b) From now through the Separation Date, you shall not be required to report to the office unless otherwise requested by the Company. However, you shall, during this time, remain available to answer questions and otherwise cooperate in order to assist in a smooth transition, including providing a transition memo that details all projects and their current status. In addition, during this time, you shall not act as an officer of the Company or act on its behalf or bind the Company or otherwise give any person the appearance that you have such authority.
     2. Severance Benefits.
     (a) In return for your execution and delivery of this Agreement, and effective upon the expiration of the Revocation Period (as defined in Section 10), and subject to Section 2(b):
(i)	the Company will pay you $550,000 (“Severance Amount”) for a period commencing on the Separation Date and ending on the first anniversary of the Separation Date (the “Severance Period”). Such Severance Amount will be paid during the Severance Period in equal installments, pursuant to the

Company’s prevailing payroll practices and subject to applicable tax withholdings, provided that the Severance Amount for the first six months of the Severance Period will be paid to you in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (except to the extent any future guidance issued by the Internal Revenue Service under Section 409A does not subject such Base Salary payments to Section 409A).

(ii)	if you elect to continue your health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company will continue to pay, for the duration of the Severance Period (or, if earlier, until you are eligible for comparable coverage with a subsequent employer), that portion of the COBRA premium that the Company pays for active employees with similar coverage. The remaining balance of any premium costs, and all premium costs after such date, will be paid by you on a monthly basis for as long as, and to the extent that you remain eligible for COBRA continuation. You agree to promptly notify the Company if you obtain employment that provides health insurance coverage or you otherwise become eligible for employer-sponsored health insurance.

(iii)	the Company will pay you a payment equal to $9,500 (less applicable withholdings) in lieu of the provision of outplacement counseling and services, payable within 10 days of the expiration of the Revocation Period.

(iv)	the option to purchase shares of Emdeon common stock granted to you on March 17, 2004 shall remain outstanding and continue to vest as if you remained in the employ of the Company through the last vesting date on September 17, 2007 (“Vesting Date”), and the option shall remain outstanding and exercisable for 1 year from the Vesting Date.

(v)	the option to purchase shares of Emdeon common stock granted to you on June 5, 2000 shall remain outstanding and exercisable for 3 years from the Separation Date.

(vi)	the Company will pay to your attorney, Stephen Skonieczny, Esq. of Dechert LLP, a payment not to exceed $5,000 for costs incurred in connection with negotiating this Agreement, payable upon presentment of an appropriate invoice, for which the Company shall issue the appropriate IRS Form 1099.
     (b) Any obligations or commitments of the Company pursuant to this Agreement shall immediately cease in the event that you breach this Agreement or any restrictive covenants to which you are bound (including, without limitation, the Key Employee Agreement signed by you, and those contained in any option or restricted stock agreements that you have signed (collectively the “Restrictive Covenants”)). In the event of such a breach following payment of its obligations hereunder, the Company may (in addition to any remedy otherwise available to it) seek to recover the amounts paid under this Agreement, and any attorneys’ fees and costs incurred in such action, to the extent permitted by law.
     3. Release.
     (a) In return for the commitments made by the Company pursuant to Section 2, and in lieu of other benefits, you hereby fully, forever, irrevocably and unconditionally release and discharge the Company, its divisions, subsidiaries and affiliates and their respective current and former directors, officers, shareholders, insurers, plan administrators, agents and employees (in both their official and personal capacities), and each of its predecessors, successors, and assigns (all of which are hereafter collectively referred to as “Releasees”), from any and all claims arising or related to your employment or the conclusion of such employment, including without limitation, claims for salary, overtime compensation, bonuses, equity arrangements, severance pay, vacation pay, commissions or any benefits under the Employee Retirement Income Security Act (ERISA); claims for sexual or other harassment or discrimination under federal, state or local law based on pregnancy, sex, race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability (as defined by the Americans with Disabilities Act, or any other state or local law), age, or any other unlawful discrimination (including, without limitation, claims under the Age Discrimination in Employment Act (ADEA) as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Equal Pay Act, the federal Family and Medical Leave Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, New Jersey Family Leave Act, or any other federal, state, or local laws or regulations); any claims for retaliation; any claims for breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, violation of federal or state whistleblower or retaliatory personnel laws, specifically New Jersey’s Conscientious Employee Protection Act (CEPA); or any other causes of action, whether statutory or common law and/or for attorneys’ fees, which you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, up to and including the date of your execution of this Agreement. You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against Releasees. You agree that in the event you bring a claim covered by this release in which you seek damages against Releasees or in the event you seek to recover against Releasees in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.
     (b) Section 2(b) and the last sentence of Section 3(a) are not intended to and shall not affect your right to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA, and such Sections shall not apply in any respect to such claims. This Section is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any monies paid should the release of ADEA claims in this Agreement be found to be invalid. Neither does this Section affect the Company’s right to recover attorney fees or costs to the extent authorized under federal law. Section 2(b) and the last sentence of Section 3(a) shall apply with full force and effect with respect to any other legal proceeding.

     (c) Excepted from, and not covered by the release set forth in Section 3(a), are only claims (1) to enforce the obligations of the Company contained in this Agreement and in any vested stock option (as amended herein) or restricted stock agreements, (2) for vested ERISA rights, and (3) for legally-protected rights to file charges or participate in proceedings with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local fair employment practice (FEP) agency.
     (d) In addition, the release set forth in Section 3(a) shall not apply to any obligations of the Company to continue to provide director and officer indemnification to you in accordance with the Company’s Bylaws and Charter, and the Indemnity Agreement between you and the Company dated as of August 12, 2002, and applicable law.
     4. Equity. All shares of restricted stock of Emdeon that have not vested as of the Separation Date shall be deemed forfeited on the Separation Date. Except as set forth in Section 2(a)(iv) and (v), all options to purchase Emdeon common stock that have vested as of the Separation Date shall be exercisable for the post-termination exercise period set forth in the applicable stock option agreement and Plan, except that any option to purchase shares of Emdeon common stock that was granted before June 4, 2000 shall be exercisable for a period of one year from the Separation Date. Attached as Annex A is a chart describing the expiration date applicable to the options.
     5. Return of Company Property. You agree to return all Company property and equipment in your possession or control, including, but not limited to, the Company’s computer, files and documents. You also agree to leave intact all electronic Company documents, including those that you developed or helped develop. You are required to return such property regardless of whether you sign this Agreement.
     6. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     7. Cooperation. In consideration for the Company’s obligations hereunder, you hereby agree that upon reasonable notice and without unreasonably interfering with obligations you may have to a subsequent employer (a) you will promptly respond to, and cooperate with, any requests from the Company for information concerning the Company and/or its affiliates, and (b) you will fully cooperate with the Company with respect to any pending or future proceedings, lawsuits, or investigations concerning the Company and/or its affiliates, including by making yourself available to meet with and provide information to counsel for the Company or, if requested, to any government agency. The Company will, as a condition to your obligations under this Section, reimburse you for any reasonable out of pocket expenses incurred as a result of such cooperation, provided that such expenses have been approved in writing in advance by an executive officer of the Company.
     8. Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of New Jersey, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New Jersey or, if appropriate, a federal court within New Jersey (which courts, together with all applicable appellate courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
     9. Entire Agreement/Severability. You understand and agree that this Agreement, the Restrictive Covenants, and the option agreements (as amended herein) and restricted stock agreement referred to herein, contain and constitute all understandings and agreements between the parties hereto and cancel any and all other oral and written negotiations, agreements, commitments, and writings between the parties. The parties agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties, hereto. If any provision of this Agreement is held by a Court to be invalid, the remaining provisions will remain in full force and effect. In addition, the Indemnity Agreement between you and the Company dated as of August 12, 2002, and the Undertaking signed by you and the Company dated October 16, 2003, shall remain in full force and effect.
     10. Acceptance. You shall have at least twenty-one (21) days from the date set forth above to consider the terms of this Agreement. In order to receive the benefits and payments provided for by Section 2 of this Agreement, you must execute this Agreement and return it to the Company addressed to Anne Smith, Esq., Employment Counsel, at 669 River Drive, Center 2, Elmwood Park, New Jersey 07407 so that it is received on or before the 21st day after your receipt of the Agreement. After executing the Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by Anne Smith, Esq., at the address set forth above no later than the seventh (7th) day following the date you executed the Agreement. In the event you do not accept this Agreement, or in the event you revoke this Agreement during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in Section 2 shall automatically be deemed null and void. No payments or benefits will be paid or provided under Section 2 of this Agreement until expiration of the Revocation Period.
     11. Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 3. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor. You also acknowledge that you have been given at least twenty-one (21) days to consider this Agreement and that you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.
     12. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

     13. Taxes. All payments hereunder shall be subject to all applicable federal, state and local tax withholding obligations.
     14. Successors. This Agreement shall be binding upon, and inure to the benefit of, successors to the Company, and your heirs and/or estate.

Emdeon Corporation

/s/ Charles A. Mele
Charles A. Mele
Executive Vice President

ACCEPTED AND AGREED:

/s/ Kirk Layman
Kirk Layman

Dated: 11/16/05

ANNEX A

Option Grant Date	Shares	Expiration Date

June 23, 1997	375,000	November 30, 2006 (1 year post-termination exercise period from November 30, 2005)

June 15, 1999	97,500	November 30, 2006 (1 year post-termination exercise period from November 30, 2005)

October 4, 1999	125,000	November 30, 2006 (1 year post-termination exercise period from November 30, 2005)

June 5, 2000	500,000	November 30, 2008 (3 year post-termination exercise period from November 30, 2005)

August 21, 2000	100,000	August 21, 2010 (remains exercisable through expiration date of grant)

September 20, 2001	500,000	February 28, 2006 (100,000 shares remain exercisable through 90 day post-termination exercisable period from November 30, 2005; remaining 400,000 shares previously exercised)

March 17, 2004	250,000	September 17, 2008 (1 year post-termination exercise period from last vesting date of September 17, 2007)